Exhibit (11)

Compass Bancshares, Inc. and Subsidiaries
Computation of Per Share Earnings
Three Months Ended March 31, 1994 and 1993


                                              Three Months Ended March 31,
                                          ------------------------------------
                                                 1994               1993
                                           --------------      --------------
                                          (in Thousands Except Per Share Data)
PRIMARY:
   Weighted average shares outstanding           36,464              36,396
   Net effect of the assumed exercise
     of stock options - based on the
     treasury stock method using average
     market price                                   253                 323
                                            ------------        ------------
    Total weighted average shares and common
      stock equivalents outstanding              36,717              36,719
                                            ============        ============

   Net income                                 $  23,831           $  21,790
   Preferred dividends                              -                   515
                                            ------------        ------------
   Net income available to common
     shareholders                             $  23,831           $  21,275
                                            ============        ============

   Net income per common share                  $  0.65             $  0.58
                                            ============        ============

FULLY DILUTED:
   Weighted average shares outstanding           36,464              36,396
   Net effect of the assumed conversion
     of the preferred stock                         -                 1,045
   Net effect of the assumed exercise
     of stock options - based on the
     treasury stock method using average
     market price or period-end market
     price, whichever is higher                     256                 344
                                            ------------        ------------
    Total weighted average shares and common
      stock equivalents outstanding              36,720              37,785
                                            ============        ============

   Net income                                 $  23,831           $  21,790
                                            ============        ============

   Net income per common share                   $ 0.65              $ 0.58
                                            ============        ============

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